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                                                                    EXHIBIT 99.1

[GENCORP LOGO]


NEWS RELEASE
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INVESTOR CONTACT:    YASMIN SEYAL
                     SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER
                     916-351-8585

PRESS CONTACT:       LINDA BEECH CUTLER
                     VICE PRESIDENT, CORPORATE COMMUNICATIONS
                     916-351-8650


FOR IMMEDIATE RELEASE

              GENCORP ANNOUNCES JOINT VENTURE PLANS WITH PANATTONI
                              DEVELOPMENT COMPANY

SACRAMENTO, CA - March 26, 2003 - GenCorp Inc. (NYSE: GY) announced today that GenCorp's real estate operation has completed a Memorandum of Understanding to enter into a joint venture with Panattoni Development Company (PDC). The initial project expected to be undertaken by the venture is Class A office development of about 300,000 SF on a 20 acre parcel of Aerojet's land.

In April 2002, the United States District Court approved removal of approximately 2,600 acres of clean land from the Aerojet SuperFund site designation. The 2,600 acres are located along Highway 50 and represent one of most desirable tracts of developable land in the Sacramento region. The land is already entitled for office, commercial and light industrial development.

"The Court's decision last Spring enabled us to convert a portion of our clean land to productive use for the benefit of our shareholders and our community," said Bill Purdy, president of GenCorp Real Estate. "We are pleased to be working with a partner like PDC who has extensive development experience, an extremely strong local presence and a national reputation of excellence."












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"We expect to start planning for the first phase of the development in the very near future," said Mike Diepenbrock, the partner with PDC responsible for Northern California office development. "We want to be prepared to quickly address improved market conditions or prospective tenant requirements when they arise."

Panattoni is a privately held, full-service development company, founded in 1986 by Carl Panattoni. Since then, the company has developed more than 70,000,000 SF of space. Panattoni develops, leases, owns and manages industrial, office and retail properties. It currently manages a 33,000,000 SF portfolio. For more information about Panattoni, visit the company website at www.panattoni.com.

GenCorp is a multi-national, technology-based manufacturer with operations in the automotive, aerospace, defense and pharmaceutical fine chemicals industries. Additional information about GenCorp can be obtained by visiting the Company's web-site at http://www.GenCorp.com.



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